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Exhibit 21

Subsidiaries

        PremierWest Bank (f/k/a Bank of Southern Oregon), an Oregon chartered stock bank.

        Premier Finance Company, an Oregon corporation (a subsidiary of PremierWest Bank).

        PremierWest Investment Company (f/k/a Douglas National Bank Insurance Agency, Inc.), an Oregon corporation (a subsidiary of PremierWest Bank).

        Blue Star Properties, Inc. (f/k/a McAndrews Commercial Property, Inc.), an Oregon corporation (a subsidiary of PremierWest Bank).

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  Exhibit 21